Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AmerisourceBergen Expects Diluted EPS From Continuing Operations of $3.10 to $3.50

for FY 2005 and $0.75 to $0.85 for the March Quarter

Cash Flow From Operations Expected to Increase to About $1 Billion in FY 2005

VALLEY FORGE, Pa. March 28, 2005 – AmerisourceBergen Corporation (NYSE: ABC), a leading pharmaceutical services company, today lowered its fiscal year 2005 estimate for diluted earnings per share from continuing operations to $3.10 to $3.50 from $4.00 to $4.10 due primarily to reduced buy-side profits resulting from lower than anticipated inventory levels associated with its ongoing transition to fee-for-service (FFS) contracts with branded pharmaceutical manufacturers. The Company expects diluted earnings per share from continuing operations in the March quarter to be between $0.75 and $0.85.

With certain manufacturers restricting inventory availability under inventory management agreements and in anticipation of FFS contracts, AmerisourceBergen expects inventory during the March through September fiscal 2005 quarters to be in the low to mid $4 billion range, down significantly from the $5.2 billion at the end of the December fiscal 2005 quarter. The Company continues to expect that the transition to FFS will provide more stable and predictable operating margins with reduced levels of working capital and it is making solid progress toward having most of its branded pharmaceutical revenues under some form of FFS contract by the end of calendar 2005. The inventory decline ahead of the completion of the FFS contracts has resulted in a significantly lower forecast in operating earnings for the March quarter and the fiscal year, but provides a significant increase in expected cash from operations due to lower working capital requirements.

Cash provided from operations for fiscal 2005 is expected to increase to between $900 million and $1 billion from the previous estimate of $375 million to $475 million. Most of the increase in cash is expected in the March quarter. Capital expenditure estimates for fiscal year 2005 remain unchanged at $175 million to $200 million. The Company continues to expect operating revenue growth in fiscal year 2005 to be flat at about $49 billion.

“We are very disappointed in our earnings performance during this tough transition year,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “However, the movement to FFS metrics has increased our cash provided from operations, and I can assure investors that we will continue to use this additional capital to benefit our shareholders through efforts such as our aggressive stock purchase programs. During the March quarter, we completed our $500 million share purchase program, which has resulted in the acquisition of 9.3 million shares. Currently, we have 5.3 million shares remaining under our 5.7 million-share purchase program. Further, investors can expect that the anticipated $525 million in additional cash in fiscal 2005 will be deployed prudently.

“As difficult as this fiscal year is, I remain optimistic about fiscal 2006 and beyond. The approximately $20 billion in branded products that are scheduled to convert to generics next year combined with the roll out of our enhanced generic program in April 2005 should improve future margins. Completion of most FFS agreements by the beginning of calendar year 2006 should stabilize our buy-side margin. The implementation of the Medicare Modernization Act in 2006 is expected to add incremental sales beginning in January 2006. The continued contribution of our Optimiz™ program and the initiation of our Transform program in the pharmaceutical distribution segment are expected to lower our cost structure and improve our profitability from healthcare providers.

“Though we have not yet begun our detailed planning process for the next fiscal year, we currently estimate earnings per share from continuing operations in fiscal 2006 to be between $3.60 and $4.40. The bottom of the range reflects pharmaceutical market growth in the high single digits and the full-year impact of fiscal 2005 capital deployment initiatives. The top of the range depends on our ability to improve our pharmaceutical distribution operating margin, expected to be in the 100 to 110 basis points range in fiscal 2005, by 30 basis points through margin enhancement activities including those mentioned above.”

Conference Call

The Company will host a conference call to discuss its revised guidance at 10:00 a.m. Eastern Standard Time on March 28, 2005. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: (612) 326-1019, no access code required.

To access the live webcast:

Go to the Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 12:15 p.m. March 28, 2005 until 11:59 p.m. April 4, 2005. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 776216
(320) 365-3844 from outside the U.S., access code: 776216

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen® (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $48 billion in operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; regulatory changes; changes in U.S. government policies (including changes in government policies pertaining to drug reimbursement); changes in market interest rates; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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